QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of the Registrant

Name	State or Jurisdiction of Organization
Accuray Asia Ltd.	Hong Kong
Accuray Belgium BVBA	Belgium
Accuray Brazil Commercio, Importacao, e Exportacao, de Equipamentos Medicos Ltda.	Brazil
Accuray Cayman Islands	Cayman Islands
Accuray Europe SAS	France
Accuray International SARL	Switzerland
Accuray Italy Srl	Italy
Accuray Japan K.K.	Japan
Accuray Medical Equipment (Canada) Ltd.	Canada
Accuray Medical Equipment GmbH	Germany
Accuray Medical Equipment (India) Private Limited	India
Accuray Medical Equipment (Rus) LLC.	Russia
Accuray Medical Equipment (SEA) Private Limited	Singapore
Accuray Medical Equipment (Shanghai) Co., Ltd.	China
Accuray Mexico S.A. DE C.V.	Mexico
Accuray Netherlands BV	Netherlands
Accuray Spain, S.L.U.	Spain
Accuray Tibbi Cihazlar Ve Malzemeler Ithalat Ihracat Anonim Sirketi	Turkey
Accuray UK, Ltd.	United Kingdom
Chengdu Twin Peak Accelerator Incorporated (Wholly Foreign Owned Enterprise)	China
TomoTherapy Asia Pacific Hong Kong Ltd	Hong Kong
TomoTherapy Europe GmbH	Switzerland
TomoTherapy France SARL	France
TomoTherapy Germany GmbH	Germany
TomoTherapy Incorporated	USA
TomoTherapy Spain	Spain
TomoTherapy UK, Ltd	United Kingdom

QuickLinks

  Exhibit 21.1
Subsidiaries of the Registrant